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                                                                     EXHIBIT 7.1


                     VOTING AGREEMENT AND IRREVOCABLE PROXY


         This VOTING AGREEMENT AND IRREVOCABLE PROXY (this "AGREEMENT AND PROXY") is entered into as of March 30, 1999 by and between Patrick Alan Luckett ("LUCKETT") and Randy Moseley ("MOSELEY").

         WHEREAS, in order to induce Luckett to continue negotiations with American Independent Network, Inc. (the "COMPANY") for the possible acquisition of certain shares of common stock of the Company (the "COMMON STOCK") to be issued to Luckett, Luckett is requiring Moseley to execute and deliver this Agreement and Proxy.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. Voting Agreement. Moseley agrees that, from and following the date hereof and continuing until September 30, 1999, Moseley will at all times, with respect to any matters on which shares of Common Stock are entitled to vote, vote any and all shares of Common Stock which Moseley is entitled to vote in the manner directed by Luckett in writing.

         2. Irrevocable Proxy. In order to implement the voting agreement set forth in Section 1, until September 30, 1999, Moseley hereby grants to Luckett, with full power of substitution, a proxy (a "PROXY") to vote, on all matters on which the Common Stock is entitled to vote, any and all shares of Common Stock which Moseley is entitled to vote and to give written consents in lieu of voting such Common Stock, in the same manner as other shares of Common Stock are voted or written consents are given. Moseley acknowledges that Moseley's Proxy is coupled with an interest, and Moseley agrees that Moseley's Proxy shall be irrevocable and shall survive the death, disability or incapacity of Moseley. Luckett shall have the right to vote or exercise (or refrain from voting or exercising) the Proxy at any time and from time to time as he may elect in his sole discretion.

         3. Transfer of Common Stock. Moseley agrees that he will not transfer any shares of Common Stock to any person or entity unless such person or entity agrees in writing to be bound by the provisions of this Agreement and Proxy. Moseley agrees that any attempted transfer in violation of this Section 3 shall be null and void ab initio. Each transferee of Common Stock that is required pursuant to this Section 3


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to agree in writing to be bound by the provisions of this Agreement and Proxy shall be deemed to be Moseley for purposes of this Agreement and Proxy.

         4. Right of Equitable Relief. Moseley acknowledges that monetary damages are an inadequate remedy with respect to any breach of this Agreement and Proxy by Moseley. Without limiting any other remedies that may be available to Luckett, Moseley expressly agrees that Luckett shall have the right to specific performance of this Agreement and Proxy with respect to Moseley and shall not be required to post any bond or other security in connection with any equitable remedy.

         5. Notices. All notices, requests, consents or other communications required or permitted under this Agreement and Proxy shall be in writing and shall be deemed to have been duly given or delivered by any party (i) when received by such party if delivered by hand, (ii) upon confirmation when delivered by telecopy, (iii) within one day after being sent by recognized overnight delivery service or (iv) within five business days after being mailed by first-class mail, postage prepaid, and in each case addressed as follows:

                  If to Luckett:

                  4610 River Forest
                  Arlington, Texas  76017

                  If to Moseley:

                  PO Box 29
                  Cresson, Texas  76035

         Any party by written notice to the other parties pursuant to this Section may change the address to whom notices or copies thereof shall be directed.

         6. Binding Effect of this Agreement. This Agreement and Proxy (i) constitutes the entire agreement between the parties relating to the subject matter hereof, and (ii) supersedes all previous understandings and agreements between the parties relating to the subject matter hereof, both oral and written. The terms and conditions of this Agreement and Proxy shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement and Proxy, express or implied, is intended to confer upon any party, other than the parties hereto and their respective permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement and Proxy and








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no person who is not a party to this Agreement and Proxy may rely on the terms hereof.

         7. Assignment. Neither party to this Agreement and Proxy may assign his rights or delegate his obligations hereunder without the prior written consent of the other party. Any such attempted assignment shall be null and void ab initio.

         8. Remedies. All rights and remedies under this Agreement and Proxy are cumulative, not exclusive, and shall be in addition to all rights and remedies available to either party at law or in equity.

         9. Construction. This Agreement and Proxy shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof.

         IN WITNESS WHEREOF, this Agreement and Proxy has been executed and delivered as of the date first set forth above.


                                             /s/ ALAN LUCKETT
                                             -----------------------------------
                                             ALAN LUCKETT


                                             /s/ RANDY MOSELEY
                                             -----------------------------------
                                             RANDY MOSELEY



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